                                                                  EXECUTION COPY


                                                                    EXHIBIT 10.2

                                                         *** OMITTED INFORMATION
                                                      DENOTED BY ASTERISKS (***)
                                                       HAS BEEN SEPARATELY FILED
                                                         WITH THE COMMISSION AND
                                                    IS SUBJECT TO A CONFIDENTIAL
                                                            TREATMENT REQUEST***



                   AMENDED AND RESTATED PRODUCTION AGREEMENT

                                    between

                               BP CHEMICALS INC.

                                      and

                            STERLING CHEMICALS, INC.

                              PRODUCTION AGREEMENT

                               TABLE OF CONTENTS

     ARTICLE                                                                                                          PAGE
     -------                                                                                                          ----
1 - Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

2 - Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

3 - Technology  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

4 - Rights and Obligations Respecting Facility Production . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

5 - Delivery, Shipment and Storage Instructions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

6 - Specifications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

7 - Purchase Price and Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

8 - Deliveries and Shipments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

9 - Testing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

10 - Measurement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

***.

12 - Co-Products  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

13 - Capital Expenditures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

14 - Personnel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

15 - BP Security Interests; Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

16 - Access to Information and Facility . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

17 - Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

18 - Force Majeure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

19 - Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

20 - Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

21 - Dispute Resolution and Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

22 - Confidentiality and Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

23 - Defaults; Failures; Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

24 - Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

25 - Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

EXHIBITS

Exhibit A - Definitions

Exhibit B - Propylene Specifications

Exhibit C -Ammonia Specifications

Exhibit D - Acrylonitrile Specifications

SCHEDULES

Schedule 3.5(e)(i) - Sterling Actual Costs

Schedule 15.2 - Insurance

Schedule A-1 - Facility

Schedule A-2 - Example of Fixed Costs

Schedule A-3 - Example of Variable Costs

Schedule A-4 - BP Net Unrecouped Investment Amount

                   AMENDED AND RESTATED PRODUCTION AGREEMENT

         THIS AMENDED AND RESTATED PRODUCTION AGREEMENT executed as of the 31st day of March 1998 is by and between BP Chemicals Inc., an Ohio corporation ("BP") and Sterling Chemicals, Inc., a Delaware corporation ("Sterling").

         WHEREAS, Sterling owns and operates the Plant which contains the Facility for the production of Product and Co-Products; and

         WHEREAS, BP and Sterling are parties to the Production Agreement dated as of April 15, 1988 (the "Original Agreement") pursuant to which BP provided funds for the Project and Sterling granted BP the right to purchase a specified portion of the Product produced by the Facility for a period of ten years with BP options to extend such right for up to an additional ten years; and

         WHEREAS, in lieu of an extension of the Original Agreement, the parties hereto wish to amend and restate the Original Agreement to reflect (i) the completion of the Project, (ii) the Right, and (iii) *** and otherwise to provide for the terms and conditions under which Sterling shall produce and BP shall purchase Product hereunder;

         NOW, THEREFORE, for and in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained and the mutual benefits to be derived therefrom, the parties hereto agree as follows:

                            Article 1 - Definitions

1.1 Unless otherwise stated in this Agreement, capitalized terms used herein shall have the meanings ascribed to them in Exhibit A.

1.2      In this Agreement, unless a clear contrary intention appears:

         (a) the words "hereof," "herein" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;

         (b) reference to any gender includes each other gender and the neuter;

         (c) all terms defined in the singular shall have the same meanings in the plural and vice versa;

         (d) reference to any Person includes such Person's heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (d) is intended to authorize any assignment not otherwise permitted by this Agreement;

         (e) reference to a Person in a particular capacity or capacities excludes such Person in any other capacity;

         (f) reference to any contract or agreement means such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

         (g) all references to Articles and Sections shall be deemed to be references to the Articles and Sections of this Agreement;

         (h) all references to Exhibits and Schedules shall be deemed to be references to the Exhibits and Schedules attached hereto which are made a part hereof and incorporated herein by reference;

         (i) the word "including" (and with correlative meaning "include") means including, without limiting the generality of any description preceding such term;

         (j) with respect to the determination of any period of time, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding";

         (k) the captions and headings contained in this Agreement shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise;

         (l) where any provision of this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person; and

         (m) no provision of this Agreement shall be interpreted or construed against any Person solely because that Person or its legal representative drafted such provision.

                                Article 2 - Term

2.1 Unless sooner terminated as provided herein, the term of this Agreement shall be for an initial term commencing on the Effective Date and ending on December 31, 2009 (the "Initial Term") and from year to year thereafter unless either party gives two years' prior written notice of its election to terminate this Agreement at the expiration of the Initial Term or any Additional Term pursuant to this
         Article 2. Each year that this Agreement remains in effect after the expiration of the Initial Term shall be considered an "Additional Term". Notwithstanding anything to the contrary contained in this Agreement, in the event that (i) ANEXCO, LLC, a Delaware limited liability company in which Sterling and BP are members, is dissolved and liquidated for any reason, or (ii) any of the Joint Venture Agreement dated as of March 31, 1998 or the ***, is terminated for any reason, then each of Sterling and BP shall have the right, in its sole discretion, to terminate this Agreement by providing written notice of its election to terminate this Agreement within 30 days after the date ANEXCO LLC is dissolved or liquidated or such other agreement is effectively terminated, as the case may be (the "Cross Termination Right").

2.2 Either party shall have the right to terminate this Agreement without cause for reasons other than as set forth in Section 2.3 effective at any time by giving the other party at least 24 Months prior written notice of its intent to terminate as of a date at least 24 Months after the delivery of such notice. If BP terminates this Agreement pursuant to this Section 2.2 or the Cross Termination Right during the Initial Term, ***. If Sterling terminates this Agreement pursuant to this Section 2.2 or the Cross Termination Right during the Initial Term, in either case, (i) prior to November 26, 2004, *** of the License Agreement or (ii) on or after November 26, 2004 but prior to November 26, 2009, *** of the License Agreement, and, in any event, BP will receive no further payments hereunder.

2.3 If this Agreement is terminated during the Initial Term due to a final, non-appealable order of a court or governmental agency of competent jurisdiction, ***, if any, produced from the Facility each calendar quarter after the date of termination in excess of one-fourth of *** then in effect which is sold or otherwise provided to a third party during such calendar quarter. Such payments shall be made for each calendar quarter during the period from the date of termination until the earlier to occur of the following: (i) BP has received the BP Net Unrecouped Investment Amount or (ii) December 31, 2004 (if termination occurs before November 26, 1999), or December 31, 2009 (if termination occurs thereafter). Nothing herein shall require Sterling to pay BP, in the aggregate, a sum greater than the BP Net Unrecouped Investment Amount or require Sterling to produce any amount of Product.

                             Article 3 - Technology

3.1      ***

3.2      ***

3.3 Sterling shall have no obligation to pay BP for use of the New Technology in the Facility except as otherwise provided in this Agreement, the License Agreement ***.

3.4      ***

3.5      (a)     Representatives of each of BP and Sterling shall meet at least twice during each Contract Year. At each such meeting, (i) BP will make preliminary disclosures, on a non-confidential basis, with respect to any technology, know-how, operating practices and procedures and similar matters of which it is aware which could improve the operation of the Facility, reduce the costs of manufacturing acrylonitrile at the Facility or which are related to safety, manufacturing, maintenance, technical issues or review of projects and (ii)
                 Sterling will make preliminary disclosures, on a non-confidential basis, with respect to any technology, know-how, operating practices and procedures and similar matters of which it is aware which could improve the operation of the acrylonitrile facilities of BP located in Lima, Ohio and Green Lake, Texas (collectively, the "BP Facilities"), reduce the costs of manufacturing acrylonitrile at the BP
                 Facilities or which are related to safety, manufacturing, maintenance, technical issues or review of projects.

         (b) If the recipient of any such preliminary disclosure was previously aware of the matter disclosed, either (i) each of BP and Sterling shall make full disclosure to the other of the relevant matter, in which event each of BP and Sterling will be entitled to implement all or any portion of the matter disclosed by the other without any payment made to the disclosing party, or (ii) if either party so elects prior to any further disclosure by the other party, BP and Sterling shall not make any further disclosure with respect to the relevant matter.

         (c) If the recipient of any preliminary disclosure was not previously aware of the matter disclosed, the recipient shall be entitled to elect at any time and from time to time, by providing written notice of such election to the disclosing party, to receive full disclosure of the relevant matter, in which event the party making the preliminary disclosure will, as soon as practicable after such election, make full disclosure of the relevant matter to the recipient.

         (d) In the event that the recipient of a disclosed matter implements such matter after full disclosure by the disclosing party, the recipient shall pay the disclosing party ***. If the implementation of the disclosed matter is related to a Capital Project previously contemplated by the recipient, the value of the disclosed matter to the recipient will be based upon the difference between the estimated cost of the Capital Project contained in the most recent Appropriation Request (in the case of Sterling) or Financial Memorandum (in the case of
                 BP) prepared prior to the disclosure of such matter and, in the case of a matter resulting in recurring savings, the actual cost of the Capital Project (with appropriate adjustments to such estimated costs due to changes in scope of the Capital Project which are unrelated to the disclosed matter) or, in the case of a matter resulting in a one-time savings, the estimated cost of the Capital

                 Project if the disclosed matter is implemented. If the implementation of the disclosed matter is not related to a Capital Project, the value of the disclosed matter to the recipient will be based upon, in the case of a matter resulting in recurring savings, the savings realized through the improvement in operating or maintenance procedures or the reduction in costs from the implementation of the disclosed matter or, in the case of a matter resulting in a one-time savings, the savings estimated to be realized through the improvement in operating or maintenance procedures or the reduction in costs from the implementation of the disclosed matter. In the absence of any agreement by the parties as to the value of the disclosed matter to the recipient, such value shall be determined in accordance with Article 21. The recipient shall calculate the documented savings associated with the implementation of any matter resulting in recurring savings, as soon as practicable after the expiration of one-year (and, if applicable, two years) following the implementation of such matter. Any payment by the recipient or the disclosing party associated with the full disclosure of any matter resulting in recurring savings shall be due and payable upon each such calculation or notice of such calculation, as the case may be.

         (e) For purposes of determining the value of any matter disclosed pursuant to this Section 3.5, each of BP and Sterling acknowledge and agree that, as of the date of this Agreement, the actual costs for the manufacture of acrylonitrile at the Facility is as set forth in Schedule 3.5(e)(i).

         (f) Any matter which is fully disclosed by a party pursuant to this Section 3.5 shall be treated by the recipient as confidential information of the disclosing party and be subject to the provisions of Article 22 hereof.

         (g) Notwithstanding anything to the contrary contained in this Agreement, (i) this Section 3.5 shall not apply to any matter disclosed or required to be disclosed pursuant to, and shall not affect the rights of Sterling to receive technical support under, the License Agreement, including the disclosure by BP of any matter related to optimization changes in the reactor areas of the Facility during the change-out of any catalyst, and (ii) no payment by Sterling or BP pursuant to this Section
                 3.5 shall be deemed to be a Fixed Cost or Variable Cost for purposes of this Agreement.

       Article 4 - Rights and Obligations Respecting Facility Production

4.1 On the terms and subject to the conditions of this Agreement, Sterling hereby grants to BP the Rights, and BP hereby agrees to receive and purchase and pay for, and Sterling agrees to sell and deliver to BP, Product in the manner provided herein subject at all times to the limitations imposed herein.

4.2 BP and Sterling agree that Product delivered to the applicable Point of Delivery hereunder shall be made available to BP under as uniform conditions and rates as possible. Accordingly, BP shall take deliveries of, and Sterling shall deliver, Product in a manner commensurate with good operating practices and in accordance with proper maintenance, operating and distribution procedures and at as uniform rates of delivery as possible throughout each Quarter during the term of this Agreement.

4.3 BP and Sterling each agree to give the other reasonable notice of such party's desire at any time to materially increase or decrease the quantity of Product deliverable at any particular time hereunder. If either party fails to meet the requirements of the Delivery, Shipment and Storage Instructions, such party shall notify the other party of the reasons for such failure and the estimated time such failure may continue.

4.4 BP agrees, subject to the terms, provisions and limitations hereof, to purchase hereunder each Quarter a quantity of Product equal to or in excess of the Minimum Quarterly Contract Quantity, provided that BP at its option may purchase and take in any Quarter a quantity of Product less than the Minimum Quarterly Contract Quantity, if BP pays to Sterling pursuant to the terms of Section 7.1:

         (a) the Variable Cost Component then in effect multiplied by the pounds of Product actually taken by BP during the Quarter; plus

         (b) the Fixed Cost Component in effect for each Month during the Quarter.

         In the event BP makes payments to Sterling pursuant to this Section 4.4, the failure of BP to purchase the Minimum Quarterly Contract Quantity in any Quarter shall not be deemed to be a breach of this Agreement.

4.5 Subject to the terms of this Agreement, Sterling agrees to sell and deliver to BP the Maximum Annual Contract Quantity of Product (or such lesser amount as BP shall request) each Contract Year. Sterling shall not be obligated to sell or deliver to BP hereunder (i) during any Month, a quantity of Product in excess of the Maximum Monthly Contract Quantity, (ii) during any Quarter, a quantity of Product in excess of the Maximum Quarterly Contract Quantity, or (iii) during any Contract Year, a quantity of Product in excess of the

         Maximum Annual Contract Quantity. Subject to the foregoing, Sterling agrees to use commercially reasonable efforts, subject to Sterling's existing or ongoing obligations to third parties, to meet any request by BP for Product (a) in any Month, in amounts in excess of the Maximum Monthly Contract Quantity, and (b) in any Quarter, in amounts in excess of the Maximum Quarterly Contract Quantity.

4.6      ***

            Article 5 - Delivery, Shipment and Storage Instructions

5.1 On or before the fifteenth Day of each Month during each Contract Year, BP shall deliver written notice to Sterling setting forth (a) BP's requested dates and volumes of deliveries and shipping and its storage requirements of Product for the coming Month (the "Delivery, Shipment and Storage Instructions") and (b) BP's estimated delivery, shipment and storage instructions of Product for the Month after the coming Month (the "Estimated Delivery, Shipment and Storage Instructions") which shall include estimated dates and volumes of deliveries, shipments and storage requirements of Product for such Month. For example, on January 15, BP would deliver Delivery, Shipment and Storage Instructions for the Month of February, and Estimated Delivery, Shipment and Storage Instructions for the Month of March. The estimated and requested volumes shall comply with Article 4 hereof. Sterling shall be entitled to rely on the Estimated Delivery, Shipment and Storage Instructions and the same shall be deemed to be the Delivery, Shipment and Storage Instructions unless actual Delivery, Shipment and Storage Instructions are received by Sterling. Notwithstanding anything to the contrary in this Agreement, delivery of Product shall be made by Sterling only by barge or ocean going vessels.

5.2 Sterling will use reasonable efforts to comply with the Delivery, Shipment and Storage Instructions and shall give BP the same rights of priority and scheduling with respect thereto that it uses for deliveries, shipments and storage of its own Product and those of Sterling's other customers. If Sterling fails to comply with the Delivery, Shipment and Storage Instructions as a result of Force Majeure or the actions or omissions of BP, Sterling shall have no liability for such failure. Nothing contained in this Agreement is intended to authorize or require, or shall be deemed or construed as authorizing or requiring, Sterling to violate any Laws.

5.3 In addition to the Estimated Delivery, Shipping and Storage Instructions and the Delivery, Shipping and Storage Instructions, BP may deliver to Sterling from time to time additional shipping instructions for Product. All such instructions with respect to any particular shipment shall be given as early as is practicable prior to the requested shipment date. Sterling shall use reasonable efforts to deliver Product at the times specified in such instructions. If such instructions cause Sterling to incur unusual expenses in order to deliver Product for such shipment, and if Sterling has obtained BP's approval of such expenses before they are incurred, BP shall reimburse Sterling upon receipt of invoice therefor.

5.4 Sterling and BP shall cooperate in utilizing their respective storage and transportation facilities to maximize cost savings and efficiencies in the transportation and storage of Product for both parties. With respect to shipments or exchanges made pursuant to this provision, the provisions of Articles 5, 8, 9 and 10 relating to delivery, shipment, testing and measurement shall generally apply.

5.5 To the extent required hereunder, Sterling shall comply with all Laws and other requirements of governmental authorities having jurisdiction now in force or which may hereafter be in force pertaining to the operation of the Facility and the production of acrylonitrile.

                           Article 6 - Specifications

The Specifications shall not be changed unless agreed to in advance in writing by BP and Sterling. Sterling agrees to use all commercially reasonable efforts to comply with state of the U.S. chemical industry statistical process control requirements.

                     Article 7 - Purchase Price and Payment

7.1 The Purchase Price for all Product delivered to BP hereunder shall be equal to the sum of the following: ***. BP shall pay each such invoice on or before the 30th Day after date of shipment or the 25th Day after receipt of invoice, whichever is later.

7.2 As soon as is practicable after the end of each Quarter, but in any event prior to the 15th day of first Month following the end of such Quarter, Sterling shall submit to BP a statement showing: ***

7.3      ***

7.4 Sterling will at all times use commercially reasonable efforts to minimize its costs of producing Product.

7.5 BP shall provide Sterling at no charge the Raw Materials needed to produce the Product purchased by BP under this Agreement, provided that BP may terminate its obligation to provide Raw Materials on one year's prior written notice to Sterling and, provided further, that, if BP so terminates its obligation to provide Raw Materials, it may not again provide Raw Materials needed to produce the Product purchased by BP hereunder unless it gives

         Sterling at least one year's prior written notice and then only if such provision does not materially interfere with Sterling's contractual relationships existing at the time of such notice. BP's ammonia exchange balance shall never exceed plus or minus five million pounds. For purposes of determining BP's propylene supply obligations hereunder, it is agreed that initially the Baseline Raw Materials Usage for propylene shall apply, adjusted each Quarter to reflect actual propylene usage. Sterling will maintain a running account of the Raw Materials supplied by BP and used to produce BP purchased Product, which amount shall be reflected in the statements delivered pursuant to this Article 7 and reconciled every Quarter along with the reconciliation under Section 7.2. It is agreed that ammonia provided by BP will be delivered by barge and propylene provided by BP will be delivered by pipeline. Sterling will make available to BP on a volume pro rata basis any propylene pipeline transportation rights it has with third parties for the transportation of Raw Materials to the Facility. To the extent that BP's use of Sterling's pipeline transportation rights results in charges payable by Sterling to a third party for BP's transportation of Raw Materials on any given pipeline, BP shall reimburse Sterling for all of such charges upon receipt of an invoice therefor.

7.6 If BP has reason to dispute the accuracy of any invoice submitted to it by Sterling, BP will pay that part of the invoice which is undisputed in accordance with the provisions of this Article 7 and, after such dispute has been resolved, BP will pay any balance due to Sterling upon receipt by BP of a replacement or additional invoice submitted to it by Sterling.

7.7 Sterling shall maintain records and production data in accordance with its usual and customary practices and standards in respect of all matters referred to in this Agreement and in such detail as is sufficient to make the calculations required hereby. Sterling shall provide access to such records and data pursuant to the provisions of
         Article 16 hereof.

                      Article 8 - Deliveries and Shipments

8.1 The point of delivery of any Product ("Point of Delivery") shall be the point of transfer of custody of such Product from Sterling to BP, and shall mean the first intake flange on the ship, barge or other inland water or marine vessel into which the Product is loaded for shipment. Title and risk of loss shall pass to BP at such flange (irrespective of whether Sterling owns or has provided the barge or ship into which the Product is loaded or delivered). As between Sterling and BP, Sterling shall be in control and possession of the Product sold and purchased hereunder and responsible for any damage or injury caused thereby until risk of loss with respect thereto has passed to BP. In addition to its other obligations hereunder, BP shall be in control and possession of the Product sold and purchased hereunder and responsible for any damage or injury caused thereby after risk of loss with respect thereto has passed to BP. The Point of Delivery of Raw Materials, if any, delivered by BP pursuant to Section
         7.5 hereof shall be the point of transfer of custody of such Raw Materials to Sterling and shall be (i) the last exit flange on the ship, barge or other inland water or marine vessel from which the Raw Materials are unloaded or (ii) the first inlet flange at the Plant used by the pipeline to effect delivery of Raw Materials to Sterling by the common carrier, in the case of delivery by pipeline. Title and risk of loss shall pass to Sterling at such flange or outlet, as the case may be, and BP shall be in control and possession of Raw Materials delivered pursuant to Section 7.5 hereof and responsible for any damage or injury caused thereby until risk of loss with respect thereto has passed to Sterling.

                              Article 9 - Testing

9.1 Product shall be tested prior to delivery to BP under the testing procedures and schedules being utilized by Sterling at the Facility. Such procedures and schedules may be changed from time to time by the agreement of BP and Sterling. Sterling shall retain representative samples for sufficient time to allow delivery to and acceptance by BP's customers of such Product but in no event less than six months. Sterling shall provide BP access to such samples and all records maintained by Sterling with respect thereto pursuant to the provisions of Article 16 hereof.

9.2 Confirmatory tests of the quality of (i) Product shipments and (ii) Raw Materials provided by BP, if any, shall be performed at the time of delivery according to the procedures and schedules being used from time to time by Sterling and where requested, in the presence of an independent surveyor, at BP's expense, utilizing representative samples taken, (a) in the case of Product, from the intake flange of the ship, barge or other inland water or marine vessel and from the tanks thereof where appropriate, into which the Product is loaded, and
         (b) in the case of Raw Materials provided by BP, from the outlet flange of the ship, barge or other inland water or marine vessel and from the tanks thereof where appropriate, from which such Product is unloaded or other appropriate facility, in the case of pipeline delivery. The testing procedures and schedules described herein shall be subject to change from time to time by agreement of BP and Sterling.

9.3 All product of the Facility (other than Co-Products) when tested according to the agreed procedures and schedules shall be conclusively presumed to constitute Product unless analysis of the sample retained pursuant to the provisions of Sections 9.1, 9.2 or 9.4 hereof shows the product not to have been Product.

9.4 BP shall have the right, at BP's expense, to have Product tested by independent third parties prior to shipment as Product hereunder, so long as any such testing does not materially interfere with Facility operations, and Sterling shall cooperate in any such test and shall have the right to be represented and to participate in any such test and to inspect any equipment used in determining the nature or quality of Product. After such independent test, unless BP or its independent surveyor notifies Sterling prior to shipment of any such product that such product is not Product for purposes hereof, all such product shall be conclusively presumed to meet the Specifications and constitute Product. If such a notice is delivered to Sterling with respect to any such product which has not been shipped at the time such notice is given, such product shall not constitute Product hereunder, and BP shall have no obligation with respect to any such product; provided, however, that should Sterling object in writing to such notice with five Business Days after delivery of such objection, the parties will meet to resolve the question of whether such product is Product hereunder. If the parties fail to resolve the matter within 20 Business Days after the delivery of the original objection by Sterling to BP, either party may refer the matter for dispute resolution pursuant to Article 21 hereof.

9.5 BP's sole remedy with respect to all product which is determined not to have constituted Product hereunder at the Point of Delivery shall be to require Sterling to, at Sterling's option, either (i) reprocess such product in the Facility at Sterling's sole cost and expense, (ii) exchange Product for such product or (iii) refund to BP the Purchase Price therefor, if previously paid.

9.6 BP agrees to be financially responsible for all product which is determined to have constituted Product sold to it hereunder at the Point of Delivery thereof, and the indemnity in Article 19 shall cover Damages arising from such Product.

9.7 Sterling shall have the right to refuse to accept delivery of raw materials which do not constitute Raw Materials hereunder, in addition to any other remedies it may have.

                            Article 10 - Measurement

10.1 The unit of measurement of Product, Co-Products and Raw Materials (the "Unit of Measurement") shall be one pound (avoirdupois). All quantities given herein, unless otherwise expressly stated, are in terms of such Unit of Measurement.

10.2 Sterling shall maintain and operate the Measuring Equipment in accordance with customary practice in the industry and all applicable Laws. BP may, at its option and expense, install measuring equipment for checking the Measuring Equipment so long as such installation does not materially interfere with the operation of the Facility.

10.3 BP shall have the right, at BP's expense, to monitor and check the measurement of Product from the Facility into the tanks of the ship, barge or other inland water or marine vessel into which Product is loaded or delivered, in the presence of an independent surveyor, at BP's expense. Any reports and certifications resulting from such monitoring and checking will be made available by BP to Sterling on request.

10.4 The determination of the quantity of Product deliveries hereunder shall be made by taking the opening and closing inventory of Sterling properly calibrated static shore tanks before and after each shipment.

10.5 The determination of the quantity of Product and Co-Product for pipeline in-Plant transport shall be made by suitable meter(s) and any other necessary equipment designated by Sterling. The determination of the quantity of Raw Materials, if any, provided by BP hereunder, including by means of pipeline, shall be made in the same manner as set forth in Section 10.4 and this Section 10.5.

10.6 Each party shall have the right to be present at the time any installing, reading, cleaning, changing, repairing, inspecting, testing or adjusting is done in connection with the Measuring Equipment used in measuring deliveries hereunder. The records from such Measuring Equipment shall remain the property of the owner thereof, but, upon request, each party will submit to the other party its records, charts and weight tickets, together with calculations therefrom, subject to return within 15 days after receipt thereof. Such records, charts and weight tickets shall be kept on file for a period of not less than 90 days.

10.7 If upon any test the Measuring Equipment is found to be inaccurate in the aggregate by 2% or more, any payment based upon such measurements shall be corrected at the rate of such inaccuracy for any period of inaccuracy which is definitely known or agreed upon, or if not known or agreed upon, then for a period extending back one- half of the time elapsed since the last successful test. Following any test, any Measuring Equipment found to be inaccurate to any degree shall be adjusted as soon as practicable to measure accurately. If for any reason any Measuring Equipment is out of service or out of repair so that the quantity delivered cannot be ascertained or computed from the readings thereof, the quantity so delivered during the period the Measuring Equipment is out of service or out of repair shall be estimated and agreed upon by the parties upon the basis of the best available data, using the first of the following methods which is feasible:

         (a) by using the results of any check measuring equipment or other measuring device of BP, if installed and measuring accurately;

         (b) by using the ship's records of tank measurements where Product has been loaded onto (or Raw Materials unloaded from) a ship;

         (c) by correcting the error if the percentage of error is ascertainable by test or mathematical calculation; or

         (d) by estimating the quantity of deliveries during preceding periods under similar conditions when the Measuring Equipment was measuring accurately.

10.8 Notwithstanding the foregoing, Sterling's measurements shall be deemed to be accurate for purposes of all deliveries made hereunder unless, as to any particular delivery, BP objects thereto in writing delivered to Sterling within three weeks after receipt of notice of inaccurate measurement from BP's customer, but in no event greater than 90 days from the date of shipment.

***.
                            Article 12 - Co-Products

12.1 The parties shall have the benefit of Co-Products produced at the Facility in proportion to the respective pounds of Product actually taken or retained, as the case may be, by such parties hereunder. *** In no event shall Co-Products be taken from or delivered off the Plant site unless they have first been converted to a form deemed safe for transport by both BP and Sterling.

                       Article 13 - Capital Expenditures

13.1     Upon compliance by Sterling with the procedures contained in this
         Article 13 and the receipt by BP of an invoice therefor, BP shall ***.

13.2 On or before October 1 of each Contract Year, Sterling shall prepare and submit to BP a capital budget for the next succeeding Contract Year (the "Capital Budget") including (i) with respect to each proposed or continuing Capital Project for which the Capital Expenditures related thereto are anticipated to exceed *** in such Contract Year (each, a "Major Capital Project"), a description of such Major Capital Project in reasonable detail (including, to the extent known at such time, a brief description of such Capital Project, the estimated costs thereof and any anticipated benefits), and an estimate of the Capital Expenditures anticipated to be made in connection with such Major Capital Project during such Contract Year, and (ii) with respect to any proposed or continuing Capital Projects for which the Capital Expenditures related thereto are anticipated to be less than or equal to *** on an individual basis in such Contract Year ("Minor Capital Projects"), an estimate of the aggregate amount of Capital Expenditures anticipated to be made in connection with such Minor Capital Projects during such Contract Year (the "Minor Capital Projects Budget"). BP shall, on or before the next succeeding January 1, approve the Capital Budget in whole or in part; provided that Sterling has provided BP with the description of each Major Capital Project included in the Capital Budget, as required under this Section 13.2. Sterling may submit any portion of the Capital Budget which is not approved by BP for dispute resolution under Article 21 and, if the matter is ultimately submitted to arbitration, the arbitrators shall determine whether all or any portion of such disputed matter should have been approved by BP based upon whether or not the disputed matter would have been implemented by a prudent operator in like circumstances in the acrylonitrile manufacturing business. Prior to making any Capital Expenditure in connection with a Major Capital Project, Sterling shall, to the extent practicable under the circumstances, consult with BP with respect to such Major Capital Project and give BP the opportunity to propose alternative approaches to such Major Capital Project which it believes will reduce costs. In the event that Sterling and BP disagree on the approach to any Major Capital Project, Sterling shall be entitled to proceed with such Major Capital Project in such manner as it deems advisable, in its sole discretion, and the matter shall be referred for dispute resolution under Article 21 and, if the matter is ultimately submitted to arbitration, the arbitrators shall determine which of Sterling's and BP's respective approaches would have been pursued by a prudent operator in like circumstances in the acrylonitrile manufacturing business and estimate the cost of BP's approach. The costs and expenses of Sterling's approach shall be deemed to be Capital Expenditures hereunder if the arbitrators choose Sterling's approach. The estimated costs and expenses of BP's approach (as determined by the arbitrators) shall be deemed to be Capital Expenditures hereunder if the arbitrators choose BP's approach; provided, however, that Section 3.5 shall not apply to such approach or any savings which would have been realized had BP's approach been implemented.

13.3 Prior to commencement of a Major Capital Project included in the Capital Budget, Sterling shall furnish BP with the details of the proposed Capital Expenditure including (i) the anticipated cost of such proposed Major Capital Project, (ii) the anticipated benefits of such proposed Major Capital Project, (iii) the anticipated effect of such proposed Major Capital Project on one or more of the Variable Cost Component, the Fixed Cost Component, production rates of the Facility, safety and environmental and the quality of Product, and
         (iv) an estimated time-table for completion of such proposed Major Capital Project and the making of the Capital Expenditures associated therewith. Sterling shall not be required to furnish any of such information to BP as a condition to any disbursement from BP related to a Minor Capital Project; provided, however, that the aggregate amount of Capital Expenditures made during any Contract Year is less than or equal to the Minor Capital Projects Budget for such Contract Year.

13.4 Sterling may, at any time and from time to time, propose Major Capital Projects which are not included in the Capital Budget for the relevant Contract Year and/or Minor Capital Projects which will cause the aggregate amount of Capital Expenditures for the relevant Contract Year to exceed the Minor Capital Projects Budget; provided, however, that BP shall not be obligated to reimburse Sterling for any Capital Expenditures made in connection with any such Capital Project unless and until BP has approved such Capital Project. In the event that Sterling is required to make any Capital Expenditure on an emergency basis, BP will not thereafter unreasonably withhold or delay approval of the related Capital Project or reimbursement of such Capital Expenditures. Sterling will provide BP with notice of any Capital Expenditure made on an emergency basis as soon as practicable after it has made such Capital Expenditure.

13.5 Any Capital Project for which BP has reimbursed Sterling for a portion of the Capital Expenditures in accordance with the terms of this Agreement shall, unless otherwise agreed by the parties, be deemed to have a useful life of ten years and the Capital Expenditures associated therewith shall be amortized on a straight- line basis. If this Agreement is terminated (or rejected in connection with any bankruptcy proceeding) prior to the end of the useful life of any such Capital Project, Sterling shall, within 90 days after the date of such termination or rejection, ***.

13.6 BP shall be entitled to the benefit of any and all depreciation and amortization or expense deductions with respect to the portion of any Capital Expenditures for which BP has reimbursed Sterling and Sterling shall be entitled to the benefit of any and all depreciation and amortization or expense deductions with respect to the portion of any Capital Expenditures which has not been reimbursed by BP.

                             Article 14 - Personnel

Sterling shall at all times have sole authority with respect to all personnel matters involving the employees, consultants and third-party contractors at the Facility, including salaries, benefits, compensation, indirect personnel costs, manpower needs, training, insurance, labor matters, working hours, job responsibilities, bonding and all other employee, personnel-related and contracting matters.

                 Article 15 - BP Security Interests; Insurance

15.1 Sterling has granted to BP, and hereby reaffirms such grant to BP of, a first security interest in and lien on the first production of Product and the receivables and proceeds therefrom generated from the sale of such Product from the Facility to the extent of BP's Right and a first security interest in and lien on the Third Reactor, including associated equipment, (subject to customary exceptions as to immaterial liens and charges) to secure the performance of Sterling's obligations under this Agreement and shall execute any necessary financing statement, mortgage and other documents to perfect such interests and shall cause any current lien holders on Product and the Third Reactor to subordinate their security interests and liens to the above security interests and liens of BP. Subject to the foregoing rights of BP and obligations of Sterling, Sterling shall have the right to pledge, mortgage and grant security interests in the Facility, Product, Co- Products and this Agreement as collateral security for loans or other financing. The documents granting BP a security interest and lien shall provide to BP appropriate access rights to the collateral should a Sterling Event of Default thereunder occur and be continuing.

15.2 During the term of this Agreement, insurance on the Facility and those parts of the Plant which serve the Facility shall be maintained by Sterling in types and amounts agreed to by BP and Sterling or, in the absence of any agreement, as described in Schedule 15.2; but BP and Sterling may each carry additional insurance, at its sole discretion and cost. Sterling shall make BP an additional insured under the policies evidencing such insurance coverages for liability purposes only. In the event of a fire, explosion, flood, hurricane or windstorm or other casualty resulting in the loss of the Facility or a substantial part thereof, and Sterling and BP cannot agree whether or not the Facility should be repaired, Sterling shall have the right to require the Facility to be repaired and that the insurance proceeds first be applied to the payment of all repair costs and the parties' obligations under this Agreement shall continue, but Sterling shall bear all costs of such repair in excess of the proceeds of insurance and shall have the right to fully depreciate such repair costs.

                Article 16 - Access to Information and Facility

16.1 For purposes of verifying any information pertinent to this Agreement, upon written request by BP from time to time, subject to the receipt by Sterling of appropriate confidentiality agreements, Sterling shall provide to an independent third party accountant selected by BP, at reasonable times during normal business hours, access to Sterling's books, records and accounts relating to this Agreement, except as such access may be prohibited by law or presently existing third party confidentiality agreements. Such independent third party accountant shall thereupon have the right to make copies of and abstracts from such books, records and accounts, at BP's expense, which copies may be removed from the premises of Sterling and retained by such accountant, subject to the terms of any confidentiality agreement between Sterling and BP regarding use of such information. It is agreed that such accountant may report to BP only its conclusions resulting from such accountant's review of Sterling data, and nothing else.

16.2 Sterling agrees to permit representatives of BP, at BP's expense, to have access to the Facility at reasonable times and on reasonable notice to obtain information relating to the present or proposed operations thereof to the extent related to this Agreement so long as such access does not violate existing third party confidentiality agreements or materially disrupt the operation of the Facility. BP agrees to furnish Sterling with copies of all information and audits obtained or prepared pursuant to the provisions of this Section.

16.3 For purposes of verifying any information pertinent to the Agreement, upon written request by Sterling from time to time, subject to the receipt by BP of appropriate confidentiality agreements, BP shall provide to an independent third party accountant selected by Sterling, at reasonable times during normal business hours, access to BP's books, records and accounts relating to this Agreement, except as such access may be prohibited by law or presently existing third party confidentiality agreements. Such independent third party accountant shall thereupon have the right to make copies of and abstracts from such books, records and accounts, at Sterling's expense, which copies may be removed from the premises of BP and retained by such accountant, subject to the terms of any confidentiality agreement between BP and Sterling regarding use of such information. It is agreed that such accountant may report to Sterling only its conclusions resulting from such accountant's review of BP data, and nothing else.

                  Article 17 - Representations and Warranties

17.1     Sterling represents and warrants to BP as follows:

         (a) Organization, Good Standing and Corporate Power. Sterling is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation in the State of Texas, and has all requisite corporate power and authority to carry on its business as presently conducted, to enter into this Agreement and perform its obligations hereunder.

         (b) Authority Relative to Agreement. The execution, delivery and performance by Sterling of this Agreement have been duly and effectively authorized by all necessary corporate action.
                 This Agreement has been duly executed and delivered by Sterling and constitutes a legal, valid and binding obligation of Sterling enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting creditors' rights generally and general equitable principles.

         (c) No Conflict with Other Instruments or Proceedings. Neither the execution and delivery of this Agreement, nor the performance or compliance with the terms and conditions hereof, conflict with, or will result in a breach by Sterling of, or constitute a default under, or result in the creation of any lien, charge or encumbrance (other than those set forth herein) upon, any asset of Sterling pursuant to any of the terms, conditions or provisions of (i) the Certificate of Incorporation or Bylaws of Sterling, (ii) any mortgage, deed of trust, lease, contract, agreement or other instrument to which Sterling is a party or by which Sterling may be bound or affected or (iii) any writ, order, judgment, decree, statute, ordinance, regulation or any other restriction of any kind or character, to which Sterling is subject, or by which Sterling may be bound or affected.

         (d) No Litigation or Agency Proceedings. As of the Effective Date, except as expressly set forth in writing delivered by Sterling to BP, there are no actions, suits, claims, investigations or proceedings, private or governmental, pending or to Sterling's knowledge threatened against Sterling at law or in equity or before or by any federal, state, municipal or other governmental or non-governmental department, commission, board, bureau, agency or instrumentality seeking to enjoin, restrain or otherwise prevent the execution and delivery of this Agreement by Sterling, or any past or present environmental, safety or health issue, matter or problem pertaining to the Plant or the Facility that would diminish the ability of BP to fully enjoy all of its rights and privileges under this Agreement.

         (e) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, STERLING HEREBY EXPRESSLY DISCLAIMS AND NEGATES (i) ANY REPRESENTATION OR WARRANTY (EXPRESS, IMPLIED, COMMON LAW, STATUTORY OR OTHERWISE) RELATING TO THE FACILITY, ANY PRODUCT OR CO-PRODUCT, THE THIRD REACTOR, THE OPERATION OF ANY OF THE FOREGOING, OR ANY OTHER TANGIBLE PERSONAL PROPERTY AND FIXTURES INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR

                 PURPOSE OR FITNESS OF DESIGN OR ENGINEERING, AND (ii) ANY IMPLIED REPRESENTATION OR WARRANTY RELATING TO ANY PRODUCT OR CO-PRODUCT SOLD HEREUNDER, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR FITNESS OF DESIGN OR ENGINEERING.

17.2     BP represents and warrants to Sterling as follows:

         (a) Organization. BP is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is duly qualified to do business as a foreign corporation in the State of Texas, and has all requisite corporate power and authority to carry on its business as currently conducted and to enter into this Agreement and perform its obligations hereunder.

         (b) Authority Relative to Agreement. The execution, delivery and performance by BP of this Agreement have been duly and effectively authorized by all necessary corporate action. This Agreement has been duly executed and delivered by BP and constitutes a legal, valid and binding obligation of BP enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting creditors' rights generally and general equitable principles.

         (c) No Conflict with Other Instruments or Proceedings. Neither the execution and delivery of this Agreement, nor the performance or compliance with the terms and conditions hereof, conflict with, or will result in a breach by BP of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon, any of its assets pursuant to any of the terms, conditions or provisions of (i) the Certificate of Incorporation or Bylaws of BP, (ii) any mortgage, deed of trust, lease, contract, agreement or other instrument to which BP is a party or by which BP may be bound or affected or (iii) any writ, order, judgment, decree, statute, ordinance, regulation or any other restriction of any kind or character, to which BP is subject, or by which BP may be bound or affected.

         (d) No Litigation or Agency Proceedings. As of the Effective Date, except as expressly set forth in writing delivered by BP to Sterling, there are no actions, suits, claims, investigations or proceedings, private or governmental, pending or to BP's knowledge threatened against BP at law or in equity or before or by any federal, state, municipal or other governmental or non-governmental department, commission, board, bureau, agency or instrumentality seeking to enjoin, restrain or otherwise prevent the execution and delivery of this Agreement by BP.

         (e) EXCEPT AS OTHERWISE PROVIDED HEREIN, IN THE LICENSE AGREEMENT OR IN THE CATALYST SALES CONTRACT, BP HEREBY EXPRESSLY DISCLAIMS AND NEGATES (i) ANY REPRESENTATION OR WARRANTY (EXPRESS, IMPLIED, COMMON LAW, STATUTORY OR OTHERWISE) RELATING TO THE CATALYST, ANY RAW MATERIALS SUPPLIED BY BP, OR THE NEW TECHNOLOGY INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR FITNESS OF DESIGN OR ENGINEERING,

                 AND (ii) ANY IMPLIED REPRESENTATIONS OR WARRANTY RELATING TO THE FOREGOING INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR
                 PURPOSE OR FITNESS    OF DESIGN OR ENGINEERING.

                           Article 18 - Force Majeure

18.1 In the event of either party being rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement (other than any obligation to make payment of any amount when due and payable hereunder), it is agreed that on such party giving notice and reasonably full particulars of such Force Majeure in writing to the other party within a reasonable time after the occurrence of the cause relied on, then the obligations of the party giving such notice, so far as they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as possible be remedied with all reasonable dispatch.

18.2 It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty, and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the party having the difficulty.

18.3 Notwithstanding the definitions of Force Majeure herein and the provisions of Section 18.1 hereof, the failure by either party to perform any of its obligations under this Agreement shall be deemed not to have been caused by circumstances reasonably outside its control if such failure results from breakage or accident to machinery, equipment, lines of pipe or other property or the partial or entire failure thereof or the necessity to make repairs or alterations thereto which result from normal wear and tear which could be reasonably anticipated by a reasonably prudent operator or in circumstances where a reasonably prudent operator would have standby equipment or spare parts.

18.4 In the event that for any reason maintenance, utilities, any pipelines or other services and resources at or servicing the Plant become limited, Sterling agrees that it will in good faith allocate such maintenance utilities, pipelines, services and resources between the Facility and the other activities at the Plant on a fair and equitable basis having regard to the needs of BP hereunder and third parties under contracts for the sale by Sterling of other chemicals produced in the Plant.

                          Article 19 - Indemnification

19.1 Except as otherwise provided herein, Sterling, from and after the Effective Date, shall defend, indemnify and hold harmless BP, its affiliates, their respective present and former directors, officers and stockholders and their respective heirs, executors, personal representatives, administrators, successors and assigns ("BP Indemnified Persons") from and against any and all Damages suffered or incurred by BP on account of or arising from or related to the breach of, or the failure to perform or satisfy any of, the representations, warranties, covenants or agreements made by Sterling in or under this Agreement, or any liability to any party whether incurred under statute or in tort arising directly or indirectly from the operations carried on by or on behalf of Sterling at or in connection with the Facility, the Plant, or any Product (prior to the time risk of loss has passed to BP) or any Co-Product or arising out of Spills or Releases (whether occurring before or after the termination of this Agreement), except and to the extent that (i) such Damages arise out of or relate to any theory of product liability, including those covering the manufacture, sale, introduction into commerce or use of Product for which risk of loss has passed to BP, (ii) such Damages arise out of Spills or Releases that are attributable to the acts, omissions, or default of BP, (iii) such Damages are payable to an employee of BP or (iv) such Damages arise out of or result from a material breach by BP of its obligations under this Agreement or the gross negligence, fraud or willful misconduct of any BP Indemnified Person.

19.2 Except as otherwise provided herein, BP, from and after the Effective Date, shall defend, indemnify and hold harmless Sterling, its affiliates, their respective present and former directors, officers and stockholders and their respective heirs, executors, personal representatives, administrators, successors and assigns ("Sterling Indemnified Persons") from and against any and all Damages suffered or incurred by Sterling on account of or arising from or related to the breach of, or the failure to perform or satisfy any of, the representations, warranties, covenants, or agreements made by BP in or under this Agreement, or any liability to any party whether incurred under statute or in tort arising directly or indirectly from the actions of BP carried out at or in connection with the Facility, the Plant, any Product or any Co-Product or arising out of Spills and Releases (which Spills and Releases have occurred during the Initial Term or any Additional Term) to the extent that the Damages arising out of such Spills and Releases are attributable to the acts, omissions or default of BP, including Damages arising from or relating to any theory of product liability, including those covering the manufacture, sale, introduction into commerce or use of Product on and after the time risk of loss has passed to BP, excepting any Damages

         (i) payable to employees of Sterling or (ii) arising out of or resulting from a material breach by Sterling of its obligations under this Agreement or the gross negligence, fraud or willful misconduct of any Sterling Indemnified Person.

19.3 BP and Sterling each agree that promptly after any of its officers becomes aware of the discovery of facts giving rise to a claim by it for indemnification hereunder (each, a "Claim"), such party will provide notice thereof in writing to the other party. The failure of either party to so notify the other party of a Claim shall relieve the other party from any liability in respect of such Claim to the extent such other party is prejudiced by the failure to receive timely notice. For purposes of this Section 19.3, receipt by a party of notice of any demand, assertion, claim, action to proceedings (judicial, administrative or otherwise) by or from any Person (other than the other party to this Agreement) ("Third Party Action") which may give rise to a Claim on behalf of such party shall constitute the discovery of facts giving rise to a Claim by it and shall require prompt notice of the receipt of such matter as provided in the first sentence of this Section 19.3. Any notice pursuant to this Section
         19.3 shall set forth all information respecting such Claim and the Third Party Action, if any, as such party shall then have and shall contain a statement to the effect that the party giving the notice is making a Claim pursuant to and formal demand for indemnification under this Article 19.

19.4 For purposes of this Article 19, the term "Indemnifying Party" as to a particular Claim or Third Party Action shall mean the party having or which is held to have an obligation to indemnify the other party with respect to such Claim or Third Party Action pursuant to this Article 19 and the term "Indemnified Party" as to a particular Claim or Third Party Action shall mean the party having or which is held to have the right to be indemnified with respect to such Claim or Third Party Action by the other party pursuant to this Article 19.

19.5 Except as otherwise expressly provided herein, Indemnifying Party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Third Party Action with respect to which it is called upon to indemnify Indemnified Party under the provisions of this Agreement; provided, however, that with respect to any Claim arising from the assertion of any Third Party Action, notice of the intention so to contest shall be delivered by Indemnifying Party to Indemnified Party within 20 days from the date of mailing to Indemnifying Party of notice by Indemnified Party of the assertion of the Third Party Action. Any such contest with respect to a Third Party Action may be conducted in the name and on behalf of Indemnifying Party or the Indemnified Party as may be appropriate. Except as otherwise expressly provided herein, such contest shall be conducted by attorneys employed by Indemnifying Party, but Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing at its cost and expense. If Indemnified Party joins in any such contest, Indemnified Party shall have full authority to determine all action to be taken with respect thereto. If after notice as provided for herein, Indemnifying Party does not elect to contest any Third Party Action as provided in this Section 19.5, Indemnifying Party shall be bound by the result obtained with respect thereto by Indemnified Party and the Indemnified Party may (but shall have no obligation to) contest any such Third Party Action or settle or admit liability with respect thereto, all for the account of Indemnifying Party. At any time after the commencement of defense of any such Third Party Action, Indemnifying Party may request Indemnified Party to agree in writing to the abandonment of such contest or the payment or compromise by Indemnifying Party of the asserted Third Party Action whereupon such action shall be taken unless Indemnified Party so determines that the contest should be continued, and so notifies Indemnifying Party in writing within 15 days of such request from Indemnifying Party. In the event that Indemnified Party determines that the contest should be continued, Indemnifying Party shall be liable with respect to such Third Party Action only to the extent of the lesser of (i) the amount which the third party taking the Third Party Action had agreed to accept in payment or compromise as of the time Indemnifying Party made its request therefor to Indemnified Party, or (ii) such amount for which Indemnifying Party may be liable with respect to such Claim by reason of the provisions hereof.

19.6 If requested by Indemnifying Party, Indemnified Party agrees to provide reasonable cooperation to Indemnifying Party and its counsel in contesting any Third Party Action which Indemnifying Party elects to contest or, if appropriate, in making any counter-claim against the third party taking the Third Party Action, or any cross-complaint against any other Person not a party hereto, but Indemnifying Party will reimburse Indemnified Party for any expenses incurred by it in so cooperating.

19.7 Indemnified Party agrees to afford Indemnifying Party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons taking Third Party Action against Indemnified Party or conference with representatives of or counsel for such Persons.

19.8 Indemnifying Party shall promptly pay Indemnified Party any amount due under this Article 19 and reimburse each Indemnified Party for all reasonable expenses (including reasonable counsel fees) for which Indemnified Party is entitled to be indemnified hereunder as they are incurred by such Indemnified Party. Upon judgment, determination by a governmental authority having jurisdiction, settlement or compromise of any Third Party Action, Indemnifying Party shall promptly pay on behalf of Indemnified Party, and/or to Indemnified Party in reimbursement of any amount theretofore required to be paid by it pursuant to any judgment, determination by a governmental authority having jurisdiction, settlement or compromise, the amount so determined by such judgment, determination by such governmental authority, settlement or compromise, and all other Damages of Indemnified Party with respect thereto, unless in the case of a judgment or determination by such governmental authority an appeal is made from such judgment or determination; provided, however, that if Indemnifying Party desires to appeal from an adverse judgment or determination by such governmental authority, then Indemnifying Party shall post and pay the cost of the security or bond to stay execution of such judgment or determination pending appeal. Upon the payment in full by Indemnifying Party of the amounts described in this Section 19.8, Indemnifying Party shall succeed to the rights of Indemnified Party, to the extent such rights are not waived in settlement, against the third party in such Third Party Action.

19.9 In no event shall either party be liable to the other for damages other than Damages.

                            Article 20 - Assignment

20.1 Except where all or substantially all of the assets of Sterling are sold or otherwise transferred to or Sterling is merged with or acquired by another Person, Sterling shall not assign its rights or obligations under this Agreement without BP's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

20.2 BP may assign its rights or delegate its duties and obligations hereunder to any Person without the consent of Sterling provided that:

         (a) Such assignee is of sound financial condition and, in BP's good faith judgment, able timely to perform BP's obligations under this Agreement; and

         (b) Within ten days after a request by Sterling, BP executes a written guarantee of such assignee's timely performance of BP's obligations hereunder, containing provisions usually and customarily contained in guarantees of financial performance in the United States.

20.3 Notwithstanding any assignment of any of its rights or any delegation of any of its duties by BP under this Agreement, whether permitted hereby or otherwise, BP shall continue to be responsible for its obligations hereunder, and does hereby unconditionally and absolutely guarantee the timely payment of all sums due, and the timely performance of all obligations, by any such assignee hereunder (the "Obligations"). On default by any such assignee, Sterling may, at its option, proceed directly and at once against BP to enforce BP's obligations hereunder, and exercise all remedies available hereunder, without notice to such assignee or the necessity for proceeding or taking any action against such assignee.

20.4 Any attempted assignment or delegation by either party hereto not otherwise permitted hereby which is made without the prior written consent of the other party shall be ineffective and void for all purposes.

20.5 Notwithstanding the foregoing, Sterling may assign its rights hereunder as collateral to financial institutions, but any such assignment shall be subject to BP's security interests and liens referred to in Article 15.

                Article 21 - Dispute Resolution and Arbitration

21.1 In the event of a dispute, difference or question arising out of or relating to this Agreement or the License Agreement which the parties are unable to resolve within 30 days, the parties agree to promptly refer such dispute to a committee comprised of two members appointed by Sterling (General Manger Acrylonitrile and Technical Service Manager Acrylonitrile) and two members appointed by BP (Manager of Planning and Development and Director of Acrylonitrile Engineering and Technology) ("Dispute Resolution Committee"). If the Dispute Resolution Committee does not unanimously approve a resolution within 30 days, the parties shall promptly advise their respective chief executive officers ("CEOs") of their inability to reach agreement through informal discussion within the required time limits, and shall within ten days of the passing of such time limits, submit the dispute to their respective CEOs for resolution. In the event that the CEOs fail to amicably resolve the dispute within 30 days of such referral, the dispute shall be settled by binding arbitration as set forth below.

21.2 All disputes, differences or questions arising out of or relating to this Agreement or the License Agreement (including those as to the validity, interpretation, breach, violation or termination hereof) which are not resolved pursuant to Section 21.1 above shall be finally determined and settled pursuant to arbitration in Houston, Texas, by three arbitrators, one to be appointed by Sterling, one to be appointed by BP, and a neutral arbitrator to be appointed by such two party-appointed arbitrators. The neutral arbitrator shall be an attorney and shall act as chair-person. Any such arbitration may be initiated by a party by written notice ("Arbitration Notice") to the other party specifying the subject of the requested arbitration and appointing such party's arbitrator for such arbitration. The panel of arbitrators shall be empowered to impose sanctions, permit or order depositions and discovery and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure and applicable law. With respect to any matter subject to arbitration hereunder, each party agrees that all discovery activities shall be expressly limited to matters directly relevant to such matter and the panel of arbitrators shall be required to fully enforce this requirement.

21.3 Should (i) a party receiving an Arbitration Notice fail to appoint an arbitrator as hereinabove contemplated by written notice to the party giving the Arbitration Notice within 20 days after the receipt of the Arbitration Notice, or (ii) the two arbitrators appointed by or on behalf of the parties as contemplated in Section 21.2 hereof fail to appoint a neutral arbitrator as hereinabove contemplated within 20 days after the date of the appointment of the last arbitrator appointed by or on behalf of the parties, then a Judge of the United States District Court for the Southern District of Texas, Houston Division, upon application of Sterling or of BP, shall appoint an arbitrator to fill any such position with the same force and effect as though such arbitrator had been appointed as hereinabove contemplated.

21.4 The arbitration proceeding shall be conducted in the English language in Houston, Texas, in accordance with the Rules of the American Arbitration Association. Each of the parties may, by summary proceedings (e.g., a plea in abatement or motion to stay further proceedings) bring any action in any court of competent jurisdiction to (i) compel arbitration of any dispute, difference or question arising out of or related to this Agreement or the License Agreement,
         (ii) obtain interim measures of protection pending arbitration of any dispute, difference or question and/or (iii) enforce any decision of the arbitrators, including the final award. A determination, award or other action shall be considered the valid action of the arbitrators if supported by the affirmative vote of two or three of the three arbitrators. The costs of arbitration (exclusive of the expense of a party in obtaining and presenting evidence and attending the arbitration, and of the fees and expenses of legal counsel to such party, all of which shall be borne by such party) shall be shared equally by the Sterling and BP. The arbitration award shall be final and conclusive and shall receive recognition, and judgment upon such award may be entered and enforced in any court of competent jurisdiction.

             Article 22 - Confidentiality and Intellectual Property

22.1 During the term of this Agreement and thereafter, except for the New Technology and other technology subject to the License Agreement, all information relating to the business, products, assets and finances of Sterling shall be treated as proprietary to Sterling and as confidential by BP and shall not be disclosed by BP or its officers, employees, agents, affiliates or representatives to any third party, or used for the benefit of, BP or any other Person except as otherwise specifically provided herein. At the termination of the Initial

         Term or any Additional Term, the obligations as to confidentiality herein shall continue for a period of five years from the date of such termination.

22.2 During the term of this Agreement and thereafter, except for the New Technology and other technology subject to the License Agreement, all information relating to the business, products, assets and finances of BP shall be treated as proprietary to BP and as confidential by Sterling and shall not be disclosed by Sterling or its officers, employees, agents, affiliates or representatives to any third party, or used for the benefit of, Sterling or any other Person except as otherwise specifically provided herein. At the termination of the Initial Term or any Additional Term, the obligations as to confidentiality herein shall continue for a period of five years from the date of such termination.

                   Article 23 - Defaults; Failures; Remedies

23.1 If a Sterling Event of Default shall occur and be continuing, BP may, at its option, by written notice to Sterling, declare Sterling to be in default hereunder ("Declaration of Sterling Default"); provided, however, that a Declaration of Sterling Default shall not relieve or otherwise discharge Sterling from the performance of its obligations under this Agreement, except to the extent that the exercise by BP of its remedies pursuant to the provisions of Section 23.3 hereof otherwise prevents or restricts Sterling from fully performing its obligations under this Agreement.

23.2 If a BP Event of Default shall occur and be continuing, Sterling may, at its option, by written notice to BP, declare BP to be in default hereunder ("Declaration of BP Default"); provided, however, that a Declaration of BP Default shall not relieve or otherwise discharge BP from the performance of its obligations under this Agreement.

23.3 Subject to Article 24 hereof, upon a Declaration of Sterling Default, BP may, in addition to the remedies available to it at law or in equity, by written notice to Sterling, require Sterling to permit, and Sterling shall permit, at BP's risk but at Sterling's cost (subject to BP's duty to reasonably mitigate such cost), such employees of BP as BP may require to have access to the Facility and those parts of the Plant that serve the Facility for the purpose of seeking a solution to the cause of the Sterling Event of Default or failure, and Sterling shall cause its employees to cooperate with BP's said employees while present in the Facility; provided, however, that BP shall indemnify and hold Sterling harmless pursuant to the provisions of Article 19 hereof from Damages which Sterling may suffer or incur by reason of permitting such employees of BP to have such access and, provided further, that BP shall not materially disrupt Sterling's operations at the Facility or those parts of the Plant that serve the Facility.
         BP's access to the Facility and those parts of the Plant that serve the Facility shall continue until the Facility has operated so as to enable Sterling to comply with its obligations hereunder for one Month. BP shall thereupon withdraw its employees from the Facility. After withdrawing such employees, BP shall not have any rights pursuant to the provisions of this Section 23.3 of access to the Facility for a period of 30 days beginning on the date of such withdrawal. Once BP has withdrawn its employees, (i) if Sterling fails to operate the Facility during such 30 day period following such withdrawal by BP in such a manner as to enable Sterling to comply with its obligations under this Agreement, BP shall have the right to require Sterling to permit BP's employees to have access to the Facility and those parts of the Plant which serve the Facility immediately upon the expiration of such 30 day period, or (ii) if Sterling operates the Facility throughout such 30 day period following such withdrawal by BP in such a manner as to enable Sterling to comply with its obligations under this Agreement, BP shall have no right to require Sterling to permit BP's employees to have such access until a subsequent Declaration of Sterling Default, if any.

23.4 Subject to Article 24 hereof, upon a BP Event of Default, Sterling may, by written notice to BP, cease all further sales and deliveries of Product and/or Co-Product to BP under this Agreement until such time as BP complies with its obligations hereunder and may likewise exercise any and all other remedies available to it at law or in equity.

                             Article 24 - Survival

The representations, warranties, covenants and agreements contained herein, together with all indemnity and payment obligations of any party hereto owing to the other party (or its directors, officers or stockholders) on the date of termination hereof or arising thereafter based on events or occurrences prior to the termination of this Agreement shall survive such termination and for the period of the applicable statute of limitations (or, if there is no such statute, for the longest period permitted by law) with respect to such obligations.

                           Article 25 - Miscellaneous

25.1 Notices. Any notice provided for by this Agreement and any other notice, demand or communication which any party may wish to send to the other party shall be in writing and either delivered by (i) regular, overnight or registered or certified mail (return receipt requested), with first class postage prepaid, (ii) hand delivery,
         (iii) facsimile or electronic mail transmission or (iv) overnight courier service, to the parties at the following addresses or numbers:

         (a)     Sterling:        Sterling Chemicals, Inc.
                                  1200 Smith Street
                                  Houston, Texas 77002
                                  Attention:      General Manager -
                                                  Acrylonitrile
                                  Fax No.:        (713) 654-9551
                                  E-Mail:         PRostek@Sterlingchemicals.com

         (b)     BP:              BP Chemicals Inc.
                                  4440 Warrensville Center Road
                                  Warrensville Heights, Ohio 44128-2837
                                  Attention:      Vice President
                                                  Marketing
                                  Fax No.:        (216) 586-3838
                                  E-Mail:         smithdb@bp.com

         Any address, number, or name specified above may be changed by a notice given by the addressee to the other parties in accordance with this Section. Any notice, demand or other communication shall be deemed given and effective (1) in the case of a notice sent by regular mail, on the date actually received by the addressee, (2) in the case of a notice sent by registered or certified mail, on the date receipted for (or refused) on the return receipt, (3) in the case of a notice delivered by hand, when personally delivered, (4) in the case of a notice sent by facsimile or electronic mail, upon transmission subject to telephone confirmation of receipt, and (5) in the case of a notice sent by overnight mail or courier service, the date delivered at the designated address, in each case given or addressed as aforesaid. The inability to deliver because of changed address of which no notice was given, or the rejection or other refusal to accept any notice, demand or communication, shall be deemed to be the receipt of the notice, demand or communication as of the date of such inability to deliver or the rejection or refusal to accept.

25.2 Controlling Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas.

25.3 Modifications and Waivers. No cancellation, modification, amendment, deletion, addition or other change in this Agreement or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in writing signed by the party or parties to be bound thereby. No failure or delay on the part of either of the parties hereto in exercising any right, power or privilege hereunder, and no course of dealing between the parties hereto, shall operate as a waiver of any right, power or privilege hereunder. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. No notice to or demand on either of the parties hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of either of the parties hereto to any other or further action in any circumstances without notice or demand.

25.4 Entire Agreement. This Agreement supersedes all other agreements, oral or written, heretofore made with respect to the subject matter hereof and the transactions contemplated hereby, and contains the entire agreement of the parties.

25.5 Severability. Any provisions hereof prohibited by or unlawful or unenforceable under any applicable law of any jurisdiction shall be ineffective as to such jurisdiction, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of this Agreement can be effected. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement is deemed to be a valid and binding agreement enforceable in accordance with its terms.

25.6 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of such counterparts together shall constitute but one and the same instrument.

25.7 Binding on Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

25.8 Public Statements. The parties hereto agree to consult with one another prior to issuing any public announcement or statement with respect to the transactions contemplated herein.

25.9 No Partnership or Agency. This Agreement shall not be construed to create a partnership, joint venture, association or other entity or business organization or to create a principal agent relationship between Sterling and BP. Except for the sale or transfer of Product and Co-Product to BP as contemplated hereby and the granting of the security interests and liens pursuant to Article 15, nothing in this Agreement shall be deemed to convey to BP any legal or beneficial ownership of the Facility.

25.10 Wire Funds, Etc. All sums and amounts payable or to be payable pursuant to this Agreement shall be payable in immediately available funds and in coin or currency of the United States of America that, at the time of payment, is legal tender for the payment of public and private debts in the United States of America and shall be made by wire transfer of immediately available funds to such bank and/or account in the continental United States for the account of the payee as from time to time the payee shall have directed to the payor in writing, or, if no such direction shall have been given, by check to the payee in the manner and at the address set forth above. Whenever in this Agreement either party is required to pay or reimburse the other party upon receipt of invoice or otherwise when no due date for payment is specifically provided, payment shall be due ten Business Days after receipt of invoice or other statement, and shall be made in the manner set forth above.

         Executed as of the Effective Date.


                                             BP Chemicals Inc.





                                             By: /s/ Gary C. Greve
                                                ------------------------------
                                                 Gary C. Greve, President



                                             Sterling Chemicals, Inc.



                                             By: /s/ Frank P. Diassi
                                                ------------------------------
                                                 Frank P. Diassi, Chairman
                                                   of the Board

                                   EXHIBIT A

                                  Definitions

         Additional Costs and Expenses means all additional direct and indirect costs and expenses incurred by Sterling as a result of the failure by BP to take the Minimum Annual Contract Quantity in any Contract Year or during the one- year period following a termination date, including increased costs of production of Product, increased incremental costs incurred in the operation of the Facility and increased raw materials usages, utilities and other costs and expenses.

         Additional Term is defined in Section 2.1 hereof.

         Agreement means this Amended and Restated Production Agreement.

         Arbitration Notice is defined in Section 21.2 hereof.

         Baseline Raw Materials Usage means ***.

         BP is defined in the introductory paragraph hereof.

         BP Event of Default means (i) the failure by BP to perform any of its financial obligations hereunder or under the License Agreement which failure shall continue for a period of ten days after notice from Sterling, (ii) the failure of BP to perform any other covenants or agreements hereunder or under the License Agreement to a material extent which failure continues for a period of 30 days after receipt of written notice thereof by BP from Sterling or (iii) the inaccuracy in any material respect of any representation or warranty made by BP in this Agreement or in the License Agreement; provided, however, that
(a) with respect to an event described in (i) or (ii) above, if BP has performed any such obligation, covenant or agreement or made any such payment prior to the expiration of such ten or 30 day period, as applicable such failure or default shall not constitute a BP Event of Default; and (b) a BP Event of Default shall not be deemed to have occurred if BP is challenging in good faith in accordance with Article 21 hereof a Declaration of BP Event of Default, unless such Declaration of BP Event of Default is found by a court or arbitration to be effective.

         BP Facilities is defined in Section 3.5(a) hereof.

         BP Indemnified Persons is defined in Section 19.1 hereof.

         BP Net Unrecouped Investment Amount shall mean the ***.

         BP's Share is defined in Section 12.1 hereof.

         Business Day means a day in the City of Houston, Harris County, Texas, that is neither a Saturday, Sunday or legal holiday nor a day on which banking institutions in Houston, Texas, Cleveland, Ohio or New York, New York are obligated or permitted by law to close.

         Capital Budget is defined in Section 13.2 hereof.

         Capital Expenditures means expenditures (whether treated as capital or expense for financial reporting or tax purposes) incurred to (i) acquire or replace any asset for use on the Facility, (ii) add to (or improve) any asset in the Facility or (iii) comply with environmental, safety or other Laws applicable to the Facility or its operation. Such expenditures shall be classified in accordance with Sterling's usual and customary practices as it applies them to its own expenditures.

         Capital Project means a project which requires Capital Expenditures.

         ***.

         ***.

         CEOs is defined in Section 21.1 hereof.

         Claim is defined in Section 19.3 hereof.

         Contract Year means a period of 12 consecutive Months beginning on the first Day of January next following the Effective Date, and beginning on the first Day of January of each subsequent year during the Initial Term and, if applicable, any Additional Term. The period of time from the Effective Date until the first day of the January next following the Effective Date, and the period of time from the first day of January last occurring during the Initial Term or, if applicable, any Additional Term, until the end of the Initial Term, or, if applicable, any Additional Term, shall each be considered to be a Contract Year, provided that in each such period the Minimum Annual Contract Quantity and the Maximum Annual Contract Quantity shall be prorated.

         Co-Products means hydrogen cyanide (HCN), acetonitrile (ACN) and derivatives thereof and any other materials reasonably agreed to by the parties.

         Cross Termination Right is defined in Section 2.1 hereof.

         Damages means any and all damages, cash payments, expenses, obligations, claims, liabilities, fines, penalties, clean-up or remedial costs, shut-down costs, repairs or reconstruction costs, costs of investigation, attorneys' fees, court costs, and operating, extraordinary, business interruption and other losses, including any such matters arising from Spills or Releases but otherwise excluding consequential, incidental, special, punitive or indirect damages.

         Day means the 24-hour period commencing at 7:00 a.m. Houston, Texas time on one calendar day and ending at 7:00 a.m. Houston, Texas time on the following calendar day. The date of a Day shall be that of its beginning.

         Declaration of BP Default is defined in Section 23.2 hereof.

         Declaration of Sterling Default is defined in Section 23.1 hereof.

         Delivery, Shipment and Storage Instructions is defined in Section 5.1 hereof.

         Dispute Resolution Committee is defined in Section 21.1 hereof.

         Effective Date is the date of execution hereof by BP and Sterling.

         Estimated Delivery, Shipment and Storage Instructions is defined in
Section 5.1 hereof.

         Facility means any and all equipment of Sterling which is located at the Plant and which is dedicated to the production of acrylonitrile, including the equipment listed on Schedule A-1; provided, however, that the term Facility shall not include any off-site utilities (e.g., nitrogen, fuel gas, plant air, instrument air and electricity) or any equipment dedicated to loading dock operations.

         Fixed Cost Component means, ***.

         Fixed Costs means any and all actual fixed costs incurred, sustained or paid by Sterling in connection with the production, sale or delivery of Products included within the categories listed on Schedule A-2; provided,
however, that ***.   For purposes of the definition of Fixed Costs, actual
fixed costs shall be calculated in substantially the same manner as that for the fourth quarter of fiscal year 1997 attached hereto as Schedule A-2.

         Force Majeure means any acts of God, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, high water, washouts, arrests, restraints of government and people, civil disturbances, explosions, breakage or accidents to machines, equipment or lines of pipe or property, freezing of wells, machines, lines of pipe or property, partial or entire failure of any machinery, equipment or lines of pipe or other property, the occurrence of any Spills or Releases and any regulatory, civil or criminal action with respect thereto, strikes, work stoppages, labor difficulties, other industrial disturbances, acts of public enemy, transportation difficulties, sabotage, material shortages, difficulties in obtaining materials through regular channels of supply, governmental controls (including price and allocation controls), regulations or actions, embargoes or, without limitation, any other causes or contingencies (whether or not of the same nature as those hereinbefore specified) beyond the reasonable control of the party claiming Force

Majeure, provided the party prevented from performing gives prompt notice to the other party and takes all reasonable actions within its power to remove the basis for nonperformance and after doing so resumes performance as soon as possible.

         Indemnified Party is defined in Section 19.4 hereof.

         Indemnifying Party is defined in Section 19.4 hereof.

         Initial Term is defined in Section 2.1 hereof.

         Laws means all laws, statutes, rules, regulations, ordinances, orders, writs, injunctions or decrees and other pronouncements having the effect of law of any governmental authority.

         License Agreement means the License Agreement between BP and Sterling dated as of April 15, 1988.

         Major Capital Project is defined in Section 13.2 hereof.

         Maximum Annual Contract Quantity means, ***.

         Maximum Monthly Contract Quantity means, ***.

         Maximum Quarterly Contract Quantity means, ***.

         Measuring Equipment means shore tanks or other appropriate equipment for measuring deliveries to be loaded into or from barges or ships, scales for measuring deliveries to be loaded into or from trucks or rail cars and meters and other appropriate equipment for measuring deliveries into or from pipelines.

         Minimum Annual Contract Quantity means, *** .

         Minimum Quarterly Contract Quantity means, ***.

         Minor Capital Projects is defined in Section 13.2 hereof.

         Minor Capital Projects Budget is defined in section 13.2 hereof.

         Month means the period beginning at 7:00 a.m. on the first day of a calendar month and ending at 7:00 a.m. on the first day of the next succeeding calendar month.

         Net Margin means ***.

         New Technology is defined in Section 1 of the License Agreement and includes BP's improvements.

         Obligations is defined in Section 20.3 hereof.

         Original Agreement is defined in the recitals hereof.

         Other Raw Materials means *** .

         Person means any individual, firm, corporation, trust, association, company, limited liability company, joint stock company, partnership, joint venture, governmental authority or other entity or enterprise.

         Plant means the entire Texas City, Texas petrochemical plant owned by Sterling.

         Point of Delivery is defined in Article 8 hereof.

         Prime Rate means the prime rate of interest announced from time to time by The Chase Manhattan Bank, N.A. or any successor thereto.

         Product means acrylonitrile meeting the Specifications.

         Project means the pipe-up, instrumentation and completion of the Third Reactor and alterations to the recovery and purification section to accommodate the Third Reactor and the New Technology.

         Purchase Price means the purchase price payable by BP for Product as provided in Article 7 hereof.

         Quarter means (i) during any Contract Year which is a calendar year, the period beginning at 7:00 a.m. on the first day of the Months of January, April, July and October and ending at 7:00 a.m. on the first day of the next succeeding April, July, October and January, respectively and (ii) during any Contract Year which is not a calendar year, the three (3) month period (or such lesser period prior to reaching the commencement of a calendar year as shall be applicable) commencing at 7:00 a.m. on the first day of such period and ending at 7:00 a.m. on the morning of the first day of the next succeeding January, April, July or October, as the case may be.

         Rated Capacity means ***. The Rated Capacity, once so established, shall remain in effect until further agreement of the parties or until proven to be materially inaccurate.

         Raw Materials means propylene meeting the specifications set forth on Exhibit B and ammonia meeting the specifications set forth on Exhibit C.

         Right means BP's exclusive right, during the term of this Agreement, to purchase Product produced at the Facility in the amount of up to *** as provided in Article 4 hereof.

         Shutdown Reserve means an account for the Facility and a corresponding schedule for major shutdowns and update these on a regular basis. The period over which the Shutdown Reserve is accrued is agreed to be consistent with the expected major shutdown schedule. BP and Sterling will review and agree on the Shutdown Reserve and corresponding major shutdown schedule by October 1 of each year.

         Once agreed, the amount for "Shutdown Reserve" in the Fixed Costs shall be revised so that the sum of the monthly charges in current dollars during the interval between major shutdowns will equal the total. If, during the period prior to the major shutdown, additions or deletions of major (non-routine) items to or from the reserve account may be mutually agreed upon. After completion of a major shutdown, total costs will be reconciled against the Shutdown Reserve account. Any difference will then be used to recalculate the next Shutdown Reserve Account.

         Specifications means the acrylonitrile specifications, attached hereto as Exhibit D, as the same may be changed from time to time by written agreement between BP and Sterling.

         Spills or Releases means any emission, discharge, release or threatened release of pollutants, contaminants, or hazardous substances or toxic materials or wastes into or upon ambient air, surface water, ground water or land, or subsurface strata, or, otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, or hazardous substances or toxic materials or wastes, as any of the same relate to or affect or arise in connection with the operation of the Facility, or the production, delivery, storage, shipment, sale, resale or use, disposal or transportation of Product, Co-Products, or feedstocks, raw materials, wastes or other materials used in or resulting from the production of Product or Co-Products.

         Start-Up Date means November 26, 1989.

         Sterling is defined in the introductory paragraph.

         Sterling Event of Default means (i) the failure by Sterling to perform any of its financial obligations hereunder or under the License Agreement which failure shall continue for a period of ten days after notice from BP, (ii) the failure of Sterling to perform any other covenants or agreements hereunder or under the License Agreement to a material extent which failure continues for a period of 30 days after receipt of written notice thereof by Sterling from BP or (iii) the inaccuracy in any material respect of any representation or warranty made by Sterling in this Agreement or the License Agreement; provided, however, that (a) with respect to an event described in (i) or (ii) above, if Sterling has performed any such obligation, covenant or agreement or made any such payment prior to the expiration of such ten or 30 day period, as applicable, such failure or default shall not constitute a Sterling Event of Default; and (b) a Sterling Event of Default shall not be deemed to have occurred if Sterling is challenging in good faith in accordance with Article 21 hereof a Declaration of Sterling Event of Default, unless such Declaration of Sterling Event of Default is found by a court or arbitration to be effective.

         Sterling Indemnified Persons is defined in Section 19.2 hereof.

         Sterling's Share is defined in Section 12.1 hereof.

         *** is defined in Section 3.4 hereof.

         Termination Notice is defined in Section 2.2 hereof.

         Third Party Action is defined in Section 19.3 hereof.

         Third Reactor means the reactor in place in the Facility that, prior to April 15, 1988, was not connected by piping within the Facility and was incomplete and which the parties acknowledge and agree has a useful life of ten years from November 26, 1989.

         Unit of Measurement is defined in Section 10.1 hereof.

         Variable Cost Component means, ***.

         Variable Costs means any and all actual variable costs incurred, sustained or paid by Sterling in connection with the production, sale or delivery of Products or Co-Products hereunder included within the categories listed on Schedule A-3; provided, however, that in no event shall the costs of Raw Materials which are provided by BP pursuant to Section 7.5 hereof be deemed to be Variable Costs hereunder.

                                   EXHIBIT B

                            PROPYLENE SPECIFICATIONS

 PROPERTY                          SPECIFICATION                SHELL                     TEXAS CITY
 --------                          -------------                -----                     ----- ----
                                        MIN           MAX
                                        ---           ---
 Propylene, Wt. %                   92                          92.0 MIN                  602.045
 Propane, Wt. %                     --            8             8.0 MAX                   602.045
 C4+, ppm Wt.                       --            1000                                    602.046
 C2H4, ppm Wt. (Ethylene)           --            200           100 MAX                   602.045
 Butylenes, ppm. Wt.                --            125           125 MAX                   602.046
 Methylacetylene, ppm. Wt.          --            100                                     602.045
 Propadiene, ppm Wt.                --            100                                     602.045
 Acetylene, ppm Wt.                 --            100                                     602.045
 Sulfur, ppm Wt.                    --            10            3 MAX                     602.027
 Water, ppm Wt.                     --            60            60 MAX                    No Method
 H2, O2, N2, CO, CO2                --            100           100 MAX                   602.036
 Total, ppm, Wt.
 Methanol, ppm Wt.                  --            100                                     No Method
 DMF, ppm Wt.                       --            0.3                                     No Method
 Amines, as MEA, ppm Wt.            --            5                                       No Method
 Ethane & Lighter H.C., Wt. %                                   0.4 MAX
 Butane & Heavier H.C., ppm Wt.                                 1000 MAX
 Butadiene, ppm Wt.                                             20 MAX

                                   EXHIBIT C

                             AMMONIA SPECIFICATIONS

                                                                                  TEXAS CITY
                    PROPERTY                           SPECIFICATION              METHOD NO.
                    --------                           -------------              ------ ---
                                                       MIN          MAX
                                                       ---          ---
                    Ammonia, Wt. %                     99.5         --            602.247
                    Water, Wt. %                       0.2          0.5           602.246
                    Oil, ppm Wt.                       --           10            TOC

                                   EXHIBIT D

                          ACRYLONITRILE SPECIFICATIONS

                                                                                  TEXAS CITY
                    PROPERTY                           SPECIFICATION              METHOD NO.
                    --------                           -------------              ----------





                                     ***

                               SCHEDULE 3.5(e)(i)
                             STERLING ACTUAL COSTS

                                      ***

                                 SCHEDULE 15.2
                                   INSURANCE

                                      ***

                                  SCHEDULE A-1
                                    Facility

                                      ***

                                  SCHEDULE A-2
                             EXAMPLE OF FIXED COSTS

                                      ***

                                  SCHEDULE A-3
                           EXAMPLE OF VARIABLE COSTS


                                      ***

                                  SCHEDULE A-4
                      BP NET UNRECOUPED INVESTMENT AMOUNT

                                      ***